UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2006 friendlyway Corporation
(Exact name of Registrant as Specified in its Charter)

Nevada	0-20317	88-0270266
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

7222 Commerce Center Drive, Suite 240
Colorado Springs, CO 80919
(Address of Principal Executive Offices including Zip Code)

(719) 359-5533
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

The descriptions of the agreements in Item 2.01 are incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On August 7, 2006, we acquired substantially all of the assets of Big Fish Marketing Group, Inc, a Colorado corporation (“Big Fish”) pursuant to an Agreement and Plan of Reorganization (the “Purchase Agreement”) effective July 26, 2006. In consideration for the Purchase Agreement, we shall pay to Big Fish One Hundred Fifty Thousand Dollars (US $150,000.00) (the “Cash Consideration”) in cash and delivered 4,952,380 shares of our common stock, $.001 par value per share (the “Common Stock”). The Cash Consideration shall be paid to Big Fish in six (6) equal monthly installments; each such payment to be made on or before the first day of each calendar month. The first installment shall be due in the second calendar month following the month in which the Closing occurs. The Cash Consideration may be prepaid in whole or in part, without penalty. The purchased assets consists of all of the assets used by Big Fish including but not limited to quotes, customer lists, accounts receivable, contracts, office furnishings, trademarks and other registered marks, all deposits including cash on hand, all intellectual property, domain names and rights owned by Big Fish against third parties.

Friendlyway delivered to Big Fish a certificate or certificates for Friendlyway common stock (the “Stock”) representing shares having an agreed aggregate value of One Million Three Hundred Fifty Thousand Dollars (US $1,350,000.00) (the “Stock Consideration”). The number of shares issued for the Stock Consideration was determined by dividing the foregoing agreed aggregate value by the adjusted closing bid price. For purposes of this paragraph, “adjusted closing bid price” shall mean the closing bid price of the Stock on the Closing Date, as reflected on the Over-the-Counter Bulletin Board, reduced by an amount equal to twenty percent (20%) of such closing bid price. Big Fish is additionally entitled to a prorate adjustment to the number of shares issued if the adjusted closing bid price of the Stock is lower on the one year anniversary of the closing than on the date of closing.

In addition to the purchase price paid at closing, we agreed to issue and deliver Big Fish (or its designees) and Big Fish is entitled to receive one (1) share of Stock for every nine (9) dollars of target revenue generated by Friendlyway’s Big Fish division during each of the twelve (12) months following the month in which the Closing occurs. For purposes of this paragraph, “target revenue” means all revenues in excess of $780,000.00. Any certificate(s) for shares to which Big Fish is entitled pursuant to this sub-paragraph shall be issued by Friendlyway on a quarterly (non-calendar) basis; such certificates to be issued on or before the fifteenth (15th) day of the month following the end of the quarter.

This above description of the Purchase and the transactions contemplated thereby is not a complete description of the terms of the Purchase Agreement or the transactions contemplated thereby and is qualified in its entirety by reference to the agreements entered into in connection with the transaction, copies of which are included as exhibits to this Current Report on Form 8-K.

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02.	Unregistered Sales of Equity Securities.

In connection with the transactions described in Item 2.01, we issued shares of Common Stock described therein. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that its issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and Big Fish represented to us that is was an “accredited investor”, as defined in the Act.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Number	Documents

10.1	Agreement and Plan of Reorganization, by and between our company and Big Fish Marketing Group, Inc, dated August 7, 2006 and effective July 26, 2006.

99.1	Press Release issued on August 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Friendlyway Corporation

Date: August 10, 2006	By:	/s/ Ken Upcraft
Ken Upcraft
Chief Executive Officer

        EXHBIT INDEX

Number	Documents

10.1	Agreement and Plan of Reorganization, by and between our company and Big Fish Marketing Group, Inc, dated August 7, 2006 and effective July 26, 2006.

99.1	Press Release issued on August 7, 2006.